UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 14, 2011

AFFINION GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-133895	16-1732152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 High Ridge Park

Stamford, CT 06905

(Address of Principal Executive Offices)

(203) 956-1000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On July 14, 2011, Affinion Group, Inc., a Delaware corporation (“Affinion”), Affinion’s parent, Affinion Group Holdings, Inc., a Delaware corporation (“Holdings”), PD Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Affinion (the “Merger Sub”), Prospectiv Direct, Inc., a Delaware corporation (“Prospectiv”), and Jere Doyle, the representative acting on behalf of the holders of common stock, preferred stock and options of Prospectiv (the “Securityholders”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Prospectiv is a pioneer in online performance marketing and operator of one of the largest couponing websites in the United States.

Pursuant to the Merger Agreement and subject to the terms and conditions thereof, the Merger Sub will merge with and into Prospectiv, with Prospectiv as the surviving corporation (the “Merger”). As a result of the Merger, Affinion will acquire all of the capital stock of Prospectiv and Prospectiv will become a wholly-owned subsidiary of Affinion.

The initial cash purchase price payment for the Merger is $30,000,000, which is subject to customary purchase price adjustments. If Prospectiv achieves certain performance targets over the next 30 months, the Securityholders would be entitled to additional consideration in the form of an earn-out and certain members of management of Prospectiv would be entitled to receive additional compensation related to their continued employment. The majority of such additional consideration and compensation would be expected to take the form of stock in Holdings. Prospectiv’s management team and associates are expected to continue to work with the combined company.

The Merger Agreement contains customary representations, warranties, covenants and indemnification provisions. Consummation of the transactions contemplated by the Merger Agreement is subject to various closing conditions, including, but not limited to, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if required, and is expected to occur during the third quarter of 2011. Affinion expects to finance the transaction with available cash on hand. The acquisition is expected to be accretive to Affinion, on an Adjusted EBITDA basis, beginning in 2012.

[SIGNATURE PAGE TO FOLLOW]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINION GROUP, INC.

Date: July 14, 2011	By:	/s/ Todd H. Siegel
Name: Todd H. Siegel
Title: Executive Vice President and Chief Financial Officer